Exhibit 99.3

VERSO PAPER HOLDINGS LLC

VERSO PAPER INC.

Exchange Offer for All Outstanding

8.75% Second Priority Senior Secured Notes due 2019

(CUSIP Nos. 92531X AK8 and U9221R AE1)

for new 8.75% Second Priority Senior Secured Notes due 2019

that have been registered under the Securities Act of 1933

Pursuant to the Prospectus dated                     , 2011

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME, ON                     , 2011, UNLESS EXTENDED.

                    , 2011

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Verso Paper Holdings LLC and Verso Paper Inc. (the “Issuers”) are offering, upon the terms and subject to the conditions set forth in the prospectus dated                     , 2011 (the “Prospectus”) and the accompanying Letter of Transmittal enclosed herewith (which together constitute the “Exchange Offer”) to exchange their 8.75% Second Priority Senior Secured Notes due 2019 (the “Exchange Notes”) which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for an equal aggregate principal amount of their outstanding 8.75% Second Priority Senior Secured Notes due 2019 (the “Original Notes”). As set forth in the Prospectus, the terms of the Exchange Notes are identical in all material respects to the Original Notes, except that the Exchange Notes have been registered under the Securities Act, and therefore will not bear legends restricting their transfer, will not contain certain provisions providing for the payment of additional interest to the holders of the Original Notes under certain circumstances described in the Registration Rights Agreement, dated January 26, 2011, among the Issuers and the initial purchasers of $360,000,000 of the Original Notes or the Registration Rights Agreement, dated February 10, 2011, among the Issuers and the initial purchasers of $36,000,000 of the Original Notes (collectively, the “Registration Rights Agreements”) and will not be entitled to registration rights which the Original Notes are entitled to under the Registration Rights Agreements.

THE EXCHANGE OFFER IS SUBJECT TO CERTAIN CUSTOMARY CONDITIONS. SEE “THE EXCHANGE OFFER—CERTAIN CONDITIONS TO THE EXCHANGE OFFER” IN THE PROSPECTUS.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1.      The Prospectus, dated                     , 2011;

2.      The Letter of Transmittal for your use (unless Original Notes are tendered by an Agent’s Message) and for the information of your clients (including Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9) (facsimile copies of the Letter of Transmittal may be used to tender Original Notes);

3.      A form of letter which may be sent to your clients for whose accounts you hold Original Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer; and

4.      A Notice of Guaranteed Delivery.

YOUR PROMPT ACTION IS REQUESTED. PLEASE NOTE THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                     , 2011, UNLESS EXTENDED. PLEASE FURNISH COPIES OF THE ENCLOSED MATERIALS TO THOSE OF YOUR CLIENTS FOR WHOM YOU HOLD ORIGINAL NOTES REGISTERED IN YOUR NAME OR IN THE NAME OF YOUR NOMINEE AS QUICKLY AS POSSIBLE.

In all cases, exchange of Original Notes accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by Wilmington Trust Company (the “Exchange Agent”) of (a) certificates representing such Original Notes, or confirmation of book entry transfer of such Original Notes, as the case may be, (b) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or an Agent’s Message and (c) any other required documents.

Holders who wish to tender their Original Notes and (i) whose Original Notes are not immediately available or (ii) who cannot deliver their Original Notes, the Letter of Transmittal or an Agent’s Message, together with any other documents required by the Letter of Transmittal, to the Exchange Agent prior to the Expiration Date must tender their Original Notes according to the guaranteed delivery procedures set forth under the caption “The Exchange Offer—Guaranteed Delivery Procedures” in the Prospectus.

The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Original Notes residing in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

The Issuers will not pay any fees or commissions to brokers, dealers or other persons for soliciting exchange of notes pursuant to the Exchange Offer. The Issuers will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Issuers will pay or cause to be paid any transfer taxes payable on the transfer of notes to them except as otherwise provided in Instruction 5 of the Letter of Transmittal.

Questions and requests for assistance with respect to the Exchange Offer or for copies of the Prospectus and Letter of Transmittal may be directed to the Exchange Agent by telephone at (302) 636-6181 or by facsimile (for eligible institutions only) at (302) 636-4139.

Very truly yours,

Verso Paper Holdings LLC

Verso Paper Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF THE ISSUERS OR ANY AFFILIATE THEREOF, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY DOCUMENT ON BEHALF OF THE ISSUERS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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